Schedule I

Transactions in Securities of the Issuer During the Past Sixty Days

The Spruce House Partnership LLC

Transaction Date	Amount of Securities	Price ($)	Transaction Type
10/31/2025	8,506	$70.87	Open Market Sale
10/31/2025	5,200	$70.87	Open Market Sale
11/3/2025	52,752	$69.91	Open Market Sale
11/4/2025	17,818	$68.04	Open Market Sale
11/5/2025	11,430	$64.92	Open Market Sale
11/6/2025	7,967	$64.24	Open Market Sale
11/7/2025	3,219	$62.69	Open Market Sale
11/10/2025	25,000	$62.98	Open Market Sale
11/10/2025	10,000	$63.31	Open Market Sale
11/11/2025	50,000	$65.65	Open Market Sale
11/21/2025	20,628	$68.51	Open Market Sale
11/25/2025	30,000	$69.39	Open Market Sale
11/26/2025	55,000	$68.77	Open Market Sale
11/28/2025	50,000	$68.82	Open Market Sale